As filed with the Securities and Exchange Commission on December 18, 2007

Registration No. 333-145925

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-4

ON

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEWS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	26-0075658
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1211 Avenue of the Americas

New York, New York 10036

(212) 852-7000

(Address and telephone number of Registrant’s principal executive offices)

Lawrence A. Jacobs, Esq.

News Corporation

1211 Avenue of the Americas

(212) 852-7000

(Name, address and telephone number of agent for service)

DOW JONES 1991 STOCK OPTION PLAN

DOW JONES 1997 LONG TERM INCENTIVE PLAN

DOW JONES 1998 STOCK OPTION PLAN

DOW JONES 2001 LONG-TERM INCENTIVE PLAN

MARKETWATCH 1998 EQUITY INCENTIVE PLAN

MARKETWATCH 2004 STOCK INCENTIVE PLAN

SCREAMING MEDIA 1999 STOCK OPTION PLAN

CONCERTO TECHNOLOGIES 1995 STOCK PLAN

(Full title of the plan)

Copy of communications to:

Amy Bowerman Freed, Esq.

Hogan & Hartson LLP

875 Third Avenue

New York, New York 10022

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $0.01 per share	7,661,286	(2)	(2)	N/A (3)

(1)	This Registration Statement on Form S-8 relates to News Corporation Class A Common Stock (“Common Stock”) issuable upon exercise or vesting of the following: 357,640 restricted stock units, 7,149,821 options to purchase shares of Common Stock and 153,825 contingent stock rights (collectively, the “Outstanding Awards”). The Outstanding Awards were issued by Dow Jones & Company, Inc. (“Dow Jones”) under the following Dow Jones equity plans: the Dow Jones 1997 Long Term Incentive Plan, the Dow Jones 1998 Stock Option Plan, the Dow Jones 1991 Stock Option Plan, the Dow Jones, the Dow Jones 2001 Long-Term Incentive Plan, the MarketWatch 1998 Equity Incentive Plan, the MarketWatch 2004 Stock Incentive Plan, the Screaming Media 1999 Stock Option Plan and the Concerto Technologies 1995 Stock Plan (collectively, the “Dow Jones Plans”). Pursuant to News Corporation’s Registration Statement on Form S-4 (File No. 333-145925) (the “Form S-4 Registration Statement”), News Corporation registered the offer and sale of Common Stock underlying the Outstanding Awards. On December 13, 2007, News Corporation acquired Dow Jones through an indirect subsidiary and assumed the Dow Jones Plans. Accordingly, this post-effective amendment to the Form S-4 Registration Statement onto the Form S-8 Registration Statement includes those shares of Common Stock that remain issuable upon exercise or vesting of the Outstanding Awards. This Form S-8 Registration Statement also relates to any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction with respect to the Outstanding Awards and the underlying Common Stock issuable upon exercise or vesting of the Outstanding Awards.
(2)	Estimated pursuant to Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”) solely for purposes of calculating the amount of the registration fee. The registration fee for the 7,149,821 options to purchase shares of Common Stock is based upon the weighted average exercise price for the shares of Common Stock subject to outstanding options granted under the Dow Jones Plans, which was $19.93. The proposed maximum offering price for the 7,149,821 options to purchase shares of Common Stock was $142,495,932.53. The registration fee for the Common Stock issuable upon the vesting of the 357,640 restricted stock units and 153,825 contingent stock rights is based on the average of the high and low prices per share of the Common Stock on December 14, 2007, as reported by the New York Stock Exchange, which was $20.41. The proposed maximum offering price for the Common Stock issuable upon the vesting of the 357,640 restricted stock units and 153,825 contingent stock rights was $10,439,000.65.
(3)	Pursuant to Rule 429 under the Securities Act, these shares of Common Stock are being carried forward from the Form S-4 Registration Statement. In connection with such previously registered Outstanding Awards, the Registrant paid a registration fee of $16,836.91 to register, among other securities, the Common Stock. The registration fee payable pursuant to Rule 457 of the Securities Act, with respect to the Common Stock underlying the Outstanding Awards to which this Form S-8 Registration Statement applies is $4,695.11. Accordingly, no additional registration fee is required to be paid upon the filing of this Form S-8 Registration Statement. To the extent that the Form S-4 Registration Statement previously registered more Outstanding Awards than are covered by this Form S-8 Registration Statement, the difference shall hereby be deregistered.

EXPLANATORY NOTE

The Registration Statement on Form S-4 (File No. 333-145925) filed with the Securities and Exchanges Commission (the “SEC”) on September 7, 2007, as amended, relates to the merger of Dow Jones & Company, Inc. (“Dow Jones”) with and into a subsidiary of Ruby Newco LLC, which is a subsidiary of the Registrant (the “Merger”). In connection with the Merger, the Registrant assumed (i) certain employee benefit plans of Dow Jones listed on this Form S-8 Registration Statement referenced in Part I below (the “Approved Plans”), and (ii) assumed certain vested and unvested awards outstanding immediately prior to the Merger, including 357,640 restricted stock units, 7,149,821 options to purchase shares of Common Stock and 153,825 contingent stock rights (collectively, the “Outstanding Awards”). Pursuant to the terms of the Merger, the Outstanding Awards shall exercise or vest into shares of the Registrant’s Common Stock. Pursuant to the Registration Statement on the Form S-4 (File No. 333-145925), the Registrant registered the offer and sale of Outstanding Awards and Common Stock issuable upon the exercise or vesting of the Outstanding Awards. This Form S-8 Registration Statement relates to the offer and sale of the Common Stock issuable upon exercise or vesting of the Outstanding Awards assumed pursuant to the Approved Plans in connection with the Merger. To the extent that the Form S-4 Registration Statement previously registered more Outstanding Awards than are covered by this Form S-8 Registration Statement, the difference shall hereby be deregistered.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified by Part I of this Registration Statement have been or will be sent or given to participants in the Dow Jones 1991 Stock Option Plan, the Dow Jones 1997 Long Term Incentive Plan, the Dow Jones 1998 Stock Option Plan, the Dow Jones 2001 Long-Term Incentive Plan, the MarketWatch 1998 Equity Incentive Plan, the MarketWatch 2004 Stock Incentive Plan, the Screaming Media 1999 Stock Option Plan, and the Concerto Technologies 1995 Stock Plan (collectively, the “Approved Plans”), as specified in Rule 428(b)(1) promulgated by the SEC under the Securities Act. Such documents are not being filed with the SEC but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The documents listed below are incorporated by reference in the Registration Statement:

(a)	News Corporation’s (the “Registrant” or the “Company”) Annual Report on Form 10-K for the fiscal year ended June 30, 2007, filed with the SEC on August 23, 2007;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 8, 2007;

(c)	The Registrant’s Current Reports on Form 8-K filed with the SEC on August 1, 2007, August 14, 2007, August 15, 2007, August 16, 2007, August 17, 2007, August 28, 2007, August 30, 2007, August 31, 2007, September 4, 2007, November 9, 2007, November 14, 2007, December 7, 2007 and December 13, 2007;

(d)	The Registrant’s definitive proxy statement filed with the SEC on September 6, 2007; and

(e)	The description of the Registrant’s Class A Common Stock set forth in the form 6-K/A filed by New Holdings Limited (the predecessor corporation to the Registrant) with the SEC on September 16, 2004* and updated on the Registrant’s Registration Statement on Form 8-A filed with the SEC on November 12, 2004, as amended, and any amendment or report filed for the purpose of updated of such descriptions.

All documents subsequently filed by the Registrant or by the Plan with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters the securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

* The description of securities of the Registration appears in the Form 6-K/A filed by its predecessor, News Holdings Limited, rather than on a registration statement filed under Section 12 of the Exchange Act as permitted by the Staff of the SEC. Pursuant to a No-Action Letter dated November 3, 2004, the SEC determined that the reorganization of News Holdings Limited, which resulted in the creation of a new holding company incorporated under the laws of the State of Delaware, the Registrant, constituted a “succession” for purposes of Rule 12g-3(a) under the Exchange Act. Consequently, the securities of the Registrant issued to the holders of the securities of the Registrant’s predecessor, News Holdings Limited, which were previously registered pursuant to Section 12(g) of the Exchange Act, are deemed to be registered under the same paragraph of Section 12 of the Exchange Act and were not required to be filed under a new registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation may indemnify its directors, officers, employees and agents, and its former directors, officers, employees and agents, and those who serve at the corporation’s request in such capacities with another enterprise, against expenses (including attorneys’ fees) as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation unless and only to the extent that a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent that a claim, issue or matter has been successfully defended.

Article IX of the Restated Certificate of Incorporation of the Company, as amended (the “Restated Certificate of Incorporation”) provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is note permitted under the DGCL as it exists or may be amended. The Restated Certificate of Incorporation further provides that any amendment, modification or repeal of Article IX shall not adversely affect any right or protection of a director of the Company in respect of any act or omission occurring prior to the time of any such amendment, modification or repeal.

Article VII of the Amended and Restated By-laws of the Company (the “Amended and Restated By-laws”) provides that each person who was or is made a party to, or who is otherwise involved in, any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company or any of its direct or indirect subsidiaries, or is or was serving at the request of the Company as a director or officer of any other enterprise (an “indemnitee”), whether the basis of any such proceeding is alleged action in an official capacity as a director or in any other capacity while serving as a director, shall be indemnified and held harmless to the fullest extent authorized by the DGCL, as it exists or may be amended, against all expenses, liability and loss (including attorney’s fees, judgments and fines) reasonably incurred. Except with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding is authorized by the Board. The Company, may, to the extent authorized by the Board, grant indemnification rights and rights to the advancement of expenses to any officer, employee or agent of the Company to the fullest extent of Article VII of the Amended and Restated By-laws and as permitted by DGCL with respect to the indemnification and advancement of expenses to directors.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Exhibit Index.

Item 9.	Undertakings

(1) The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, New York on the 18th day of December, 2007.

NEWS CORPORATION

By:	/s/ K. Rupert Murdoch
K. Rupert Murdoch
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints K. Rupert Murdoch, David F. DeVoe and Lawrence A. Jacobs, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ K. Rupert Murdoch K. Rupert Murdoch	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	December 18, 2007

/s/ David F. DeVoe David F. DeVoe	Senior Executive Vice President, Chief Financial Office and Director (Principal Financial and Accounting Officer)	December 18, 2007

/s/ Jose Maria Aznar José María Aznar	Director	December 18, 2007

/s/ Peter Barnes Peter Barnes	Director	December 18, 2007

James R. Murdoch	Director

/s/ Peter Chernin Peter Chernin	Director	December 18, 2007

/s/ Kenneth E. Cowley Kenneth E. Cowley	Director	December 18, 2007

/s/ Viet Dinh Viet Dinh	Director	December 18, 2007

Roderick I. Eddington	Director

/s/ Andrew S. B. Knight Andrew S. B. Knight	Director	December 18, 2007

/s/ Lachlan K. Murdoch Lachlan K. Murdoch	Director	December 18, 2007

/s/ Roderick R. Paige Roderick R. Paige	Director	December 18, 2007

/s/ Thomas J. Perkins Thomas J. Perkins	Director	December 18, 2007

/s/ Arthur M. Siskind Arthur M. Siskind	Director	December 18, 2007

/s/ John L. Thornton John L. Thornton	Director	December 18, 2007

Natalie Bancroft	Director

EXHIBIT INDEX

Number	Description
4.1	Specimen Certificate for Shares of Class A Common Stock of News Corporation	(1)

4.2	Rights Agreement, by and between News Corporation, Inc. and Computershare Investor Services, LLC, as Rights Agent, dated as of November 8, 2004	(2)

4.3	Amendment No. 1 to Rights Agreement, by and between News Corporation and Computershare Investor Services, LLC	(3)

5	Opinion of Hogan & Hartson LLP	(4)

23.1	Consent of Ernst & Young LLP regarding News Corporation	(4)

23.2	Consent of Hogan & Hartson LLP (included in Exhibit 5)

24	Power of Attorney (included in the Registration Statement under “Signatures”)

99.1	Dow Jones 1991 Stock Option Plan	(5)

99.2	Dow Jones 1998 Stock Option Plan	(6)

99.3	Dow Jones 1997 Long Term Incentive Plan	(7)

99.4	Dow Jones 2001 Long-Term Incentive Plan	(8)

99.5	MarketWatch 1998 Equity Incentive Plan	(9)

99.6	MarketWatch 2004 Stock Incentive Plan	(10)

99.7	Screaming Media 1999 Stock Option Plan	(11)

99.8	Concerto Technologies 1995 Stock Plan	(12)

(1)	Incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of the Registrant filed with the SEC on November 12, 2004.
(2)	Incorporated by reference to Exhibit B to Report on Form 6-K of the Registrant filed with the SEC on November 8, 2004.
(3)	Incorporated by reference to Exhibit 4.39 of the Current Report on Form 8-K of the Registrant filed with the SEC on November 24, 2004.
(4)	Filed herewith.
(5)	Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K of Dow Jones & Company filed with the SEC on June 7, 2007.
(6)	Incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K of by Dow Jones & Company filed with the SEC on June 7, 2007.
(7)	Incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K of Dow Jones & Company filed with the SEC on July 20, 2007.
(8)	Incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K of Dow Jones & Company filed with the SEC on July 20, 2007.
(9)	Incorporated by reference to Exhibit 10.12 of the Registration Statement on Form S-1of MarketWatch Media Inc. (formerly known as MarketWatch.com, Inc.) filed with the SEC on October 13, 1998.

(10)	Incorporated by reference to Annex E to Amendment No. 5 to the Registration Statement on Form S-4/A of MarketWatch, Inc. (formerly NMP, Inc.) filed with the SEC on December 16, 2003.
(11)	Incorporated by reference to Exhibit 10.13 to Amendment No. 1 to the Registration Statement on Form S-1/A of Pinnacor Inc. (formerly Screaming Media.com, Inc.) filed with the SEC on March 27, 2000.
(12)	Incorporated by reference to Exhibit 4.03 of the Registration Statement on Form S-8 of MarketWatch, Inc. (formerly NMP, Inc.) filed with the SEC on August 23, 1999.